Exhibit B-4

                              CINERGY CORP.
                             RETIREMENT PLAN
                              FOR DIRECTORS
           (As Amended and Restated Effective January 1, 1999)

                              INTRODUCTION

    Effective October 24, 1994, Cinergy Corp. ("Cinergy") established the "Cinergy Corp. Retirement Plan for Directors," a retirement plan for non-employee directors of Cinergy Corp., Cinergy Services, Inc., PSI Energy, Inc., and The Cincinnati Gas & Electric Company.

    As amended and restated effective January 1, 1999, the Cinergy Corp. Retirement Plan for Directors (the "Plan") is set forth in its entirety below.

         ARTICLE 1ARTICLE 1ARTICLE 1ARTICLE 1ARTICLE 1ARTICLE 1
                               DEFINITIONS

    When used in this document, the following terms shall have the respective meanings set forth below, unless a different meaning is plainly required by the context:

    1.1 "Accrued Benefit" means a Participant's total benefit under the Plan as of December 31, 1998, reduced to a present value using a discount rate and other assumptions approved by the Compensation Committee of Cinergy's Board of Directors, as set forth on Schedule A.

    1.2 "Beneficiary" means the person or persons designated by a Participant to receive benefits under the Plan after the Participant's death.

    1.3 "CG&E" means The Cincinnati Gas & Electric Company, an Ohio corporation, and its successors.

    1.4 "CG&E's Board of Directors" means the duly constituted board of directors of CG&E on the applicable date.
    1.5 "Cinergy" means Cinergy Corp., a Delaware corporation, and its successors.

    1.6 "Cinergy Services" means Cinergy Services, Inc., a Delaware corporation, and its successors.

    1.7 "Cinergy's Board of Directors" means the duly constituted board of directors of Cinergy on the applicable date.

    1.8 "Cinergy Services' Board of Directors" means the duly constituted board of directors of Cinergy Services on the applicable date.

    1.9 "Cinergy's Secretary" means the person holding the position of Secretary of Cinergy on the applicable date.

    1.10 "Common Stock" means the common stock, par value $.01 per share, of Cinergy.

    1.11 "Deferred Unit" means a bookkeeping unit representing one share or a fractional share of Common Stock, ultimately payable in Common Stock as provided in this Plan.

    1.12 "Director" means any person duly selected to serve as a member of Cinergy's Board of Directors, Cinergy Services' Board of
         Directors, PSI's Board of Directors, or CG&E's Board of Directors.

    1.13 "Fees" means (a) the amount of the annual retainer compensation paid to a nonemployee Director of Cinergy, plus (b) five times the compensation paid to a nonemployee Director of Cinergy upon attending a meeting of Cinergy's Board of Directors.

    1.14 "Market Value Per Share" means the closing price of the Common
         Stock, as reported by the "NYSE   Composite Transactions"
         published in The Wall Street Journal, on the appropriate date of reference or on the preceding trading day if that date was not a trading date.

    1.15 "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations under such Act.

    1.16 "Participant" means any Director or former Director who meets the eligibility requirements for participation described in Article 3.

    1.17 "Plan" means this retirement plan for Directors known as the "Cinergy Corp. Retirement Plan for Directors," as amended and restated effective January 1, 1999 and as it may be further amended from time to time.

    1.18 "PSI" means PSI Energy Inc., an Indiana corporation, and its successors.

    1.19 "PSI's Board of Directors" means the duly constituted board of directors of PSI on the applicable date.

    1.20 "PSI Resources" means PSI Resources, Inc., an Indiana corporation, and its successors.

    1.21 "Unit Account" means the individual bookkeeping account maintained for a Participant who has made the election provided for in
         Section 5.2, to which Deferred Units are credited and debited.

    The uses of singular and masculine words are for practical purposes only and shall be deemed to include the plural and feminine, respectively, unless the context plainly indicates a distinction. Certain other definitions, as required, appear in the following Articles of the Plan.

                               ARTICLE 2
                         EFFECTIVE DATE OF PLAN

    The provisions of this Plan are, unless the context indicates otherwise, effective January 1, 1999.

                                ARTICLE 3
                               ELIGIBILITY

    With the exception of any Director who, as of February 1, 1990, was a former employee of PSI Resources or PSI, each Director who is not also an employee or former employee of Cinergy, its subsidiaries, or affiliates with vested rights under a pension plan sponsored by Cinergy, its subsidiaries, or affiliates is eligible to participate in the Plan. No Director elected on or after January 1, 1999, shall be eligible to participate in the Plan.

    An eligible Director shall become a Participant in the Plan commencing with the sixth year of service as a Director. Service as a Director of Cinergy, Cinergy Services, PSI, CG&E, or Resources prior to October 24, 1994, shall be applied in determining eligibility. Notwithstanding anything in this Article to the contrary, anyone who is an eligible Director on December 31, 1998, shall become a Participant in the Plan on January 1, 1999, irrespective of whether the Director has completed five years of service as of December 31, 1998.

                                ARTICLE 4
                                 VESTING

    Each eligible Director shall be fully vested in his benefits under the Plan immediately upon becoming a Participant.

                                ARTICLE 5
                      AMOUNT OF RETIREMENT BENEFITS

    5.1 Each Participant who retires as a Director prior to January 1, 1999, shall be entitled to receive an annual cash payment in an amount equal to the Fees in effect on the day preceding the date of the Participant's retirement as a Director.

    5.2 Each Participant who retires as a Director, or dies while a Director, on or after January 1, 1999, and who has signed the written consent and election described below, shall be entitled to receive his Accrued Benefit, which shall be converted into Deferred Units by dividing the dollar amount of the Accrued Benefit by the Market Value Per Share on December 31, 1998. The Accrued Benefit will be payable to the Director in Common Stock as set forth in Article 7.

    In order for a Director to receive his Accrued Benefit in Common Stock, he must affirmatively consent, in writing, by filing with Cinergy's Secretary, on or before December 31, 1998, an election form requesting that his Accrued Benefit be converted to Deferred Units. If the Participant does not so consent, his benefit under the Plan will be paid as provided in
Section 5.3.

    5.3 Each Participant who retires as a Director, or dies while a Director, on or after January 1, 1999 and who has not consented to receiving his Accrued Benefit in the form of Deferred Units shall be entitled to receive an annual cash payment in an amount equal to the Fees in effect on December 31, 1998.

                                ARTICLE 6
                              UNIT ACCOUNTS

    6.1 In addition to Deferred Units credited to a Participant's Unit Account as a result of the initial conversion of the Participant's Accrued Benefit, the Participant's Unit Account shall be credited with additional Deferred Units in amounts equal to:

    (a) the amount of any cash dividend (or the fair market value of a dividend paid in property, other than a dividend paid in Common Stock) which the Participant would have received if on the record date for the dividend the Participant had been the owner of record of a number of shares of Common Stock equal to the number of Deferred Units (including fractions) then credited to the Participant's Unit Account divided by

    (b)  the Market Value Per Share on the date the dividend is paid.

    From time to time, additional Deferred Units shall be credited to the Participant's Unit Account in amounts equal to the number of full and fractional shares of Common Stock which the Participant would have received if on the record date for a dividend which is to be paid in Common Stock the Participant had been the owner of record of a number of shares of Common Stock equal to the number of Deferred Units (including fractions) then credited to the Participant's Unit Account.

    6.2 A Participant's Unit Account shall be proportionately adjusted, if and to the extent appropriate, for any change in the Common Stock by reason of any stock split, combination or exchange of shares, recapitalization, reorganization, merger, consolidation, or any similar change affecting the Common Stock.

                                ARTICLE 7
                           PAYMENT OF BENEFITS

7.1 Benefits Paid in Cash

     A.  Payment to the Participant if Living

         The annual benefit shall be payable on the first business day of February each year, beginning with the February following the later of (a) the date the Participant ceases to be a Director, or
        (b) the Participant's attainment of age 55.

     B.  Payment to the Participant's Beneficiary

         If a Participant dies before the payment of benefits has commenced under Section 7.1A, then the annual benefit shall be payable on the first business day of February each year, beginning with the February following the Participant's date of death.

7.2 Benefits Paid in Common Stock

    A.   Payment to the Participant if Living

         The Participant's Unit Account shall be payable on the first business day of February each year, beginning with the February following the later of (a) the date the Participant ceases to be a Director, or (b) the Participant's attainment of age 55.

         Prior to retirement, a Participant shall elect the method of payment by filing with Cinergy's Secretary an appropriate election form. At the Participant's election, the Unit Account shall be distributed either in a single lump sum payment or in annual installments of two to ten years.

         If the Participant elects to have the Unit Account paid in a single lump sum, the number of shares of Common Stock to be transferred to the Participant shall be the number of whole Deferred Units credited to the Participant's Unit Account as of the distribution date.

         If the Participant elects to have his Unit Account paid in installments, the number of shares of Common Stock to be distributed each year shall be equal to the number of Deferred Units credited to the Participant's Unit Account on the day preceding the date of payment of the installment, divided by the number of installments remaining to be paid, and reduced, if necessary, to the nearest whole Deferred Unit.

    B.   Payment to the Participant's Beneficiary

         If a Participant dies before the payment of benefits has commenced under Section 7.2A, then the Participant's Unit Account shall be paid to the Participant's Beneficiary either in a single lump sum or in annual installments (of two to ten years) as determined by the Participant's Beneficiary. If paid in annual installments, the amount distributed each year shall be computed as provided in
         Section 7.2A and shall be payable on the first business day of February each year, beginning with the February following the Participant's date of death. If the benefit is payable in a single lump sum, the benefit shall be payable as soon as administratively feasible following the Participant's death.

    C.   Manner of Payment of Common Stock

         Shares of Common Stock distributed under the Plan may be newly issued or treasury shares or shares purchased on the open market, as determined by Cinergy. Cash shall be paid in lieu of any fractional share.

                               ARTICLE 8
                          DURATION OF BENEFITS

    For a Participant who retires as a Director prior to January 1, 1999, the annual benefit shall be payable for a term certain equal to the number of completed full years the Participant served as a Director as of the date of the Participant's retirement as a Director.

    For a Participant who retires as a Director, or who dies while a Director, on or after January 1, 1999 and who has not elected to receive his Accrued Benefit in the form of Deferred Units, the annual benefit shall be payable for a term certain equal to the number of completed full years the Participant served as a Director as of December 31, 1998.

                                ARTICLE 9
                       DESIGNATION OF BENEFICIARY
                    AND PAYMENT OF BENEFIT UPON DEATH

9.1 Designation of Beneficiary

    A Participant may designate a Beneficiary or Beneficiaries (which may be an entity other than a natural person) to receive any benefit payments to be made under this Plan upon the Participant's death. A Participant may change or cancel his Beneficiary designation at any time without the consent of the Beneficiary. Any Beneficiary designation, change, or cancellation must be by written notice filed with Cinergy's Secretary and shall not be effective until received by Cinergy's Secretary. If the Participant designates more than one Beneficiary, any payments under this Plan to a Beneficiary shall be made in equal shares unless the Participant has designated otherwise, in which case the payments shall be made in shares designated by the Participant. If no Beneficiary has been named by the Participant, payment shall be made to the Participant's estate.

9.2 Payments Upon Death of Participant

    A.   Payments Made in Cash

         Upon the death of a Participant who retires as a Director prior to January 1, 1999, payment shall be made to the Participant's Beneficiary for the balance of the number of completed full years the Participant served as a Director for which the Participant had not received payment at the date of his death.

         Upon the death of a Participant who retires as a Director, or dies while a Director, on or after January 1, 1999 and who has not provided the written consent described in Section 5.2, payment shall be made to the Participant's Beneficiary for the balance of the number of completed full years the Participant served as a Director as of December 31, 1998 for which the Participant had not received payments at the date of his death.

         Upon a Beneficiary's death, any remaining benefit shall be paid in a lump sum to the Beneficiary's estate.

    B.   Payments Made in Common Stock

         Upon the death of a Participant who retires as a Director, or who dies while a Director, on or after January 1, 1999 and who has provided the written consent described in Section 5.2, payment shall be made to the Participant's Beneficiary in a single lump sum or for the remaining number of installments designated by the Participant. Upon the Beneficiary's death, any remaining benefit shall be paid in a lump sum to the Beneficiary's estate.

                               ARTICLE 10
                        NONALIENATION OF BENEFITS

    The Plan shall not in any manner be liable for, or subject to, the debts and liabilities of any Participant or Beneficiary. No payee may assign the benefit payments due him under the Plan. No benefits at any time payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process or covenants of any kind.

                               ARTICLE 11
                          SHAREHOLDER APPROVAL

    The Plan shall be subject to approval by a majority of the shares present in person or represented by proxy and entitled to vote thereon at a duly held shareholders' meeting of Cinergy at which a quorum exists.

                               ARTICLE 12
                             FUNDING POLICY

    The Plan shall be totally unfunded so that Cinergy is under merely a contractual duty to make benefit payments when due under the Plan. The promise to pay shall not be represented by notes and shall not be secured in any way. No contributions to the Plan by Participants shall be required or permitted under the Plan.

                               ARTICLE 13
                        AMENDMENT AND TERMINATION

    Cinergy, by resolution duly adopted by Cinergy's Board of Directors, shall have the right, authority and power to alter, amend, modify, revoke or terminate the Plan at any time. However, subject to the provisions of
Section 14.6, without his, her or its written consent, no termination or amendment shall deprive any Participant (or Beneficiary, in the event of the Participant's death prior to the date of such action) of any benefits accrued under the Plan prior to the termination or amendment.

                               ARTICLE 14
                              MISCELLANEOUS

14.1     Forfeitability

    If a Director or former Director becomes a director, proprietor, officer, partner or employee of, or otherwise becomes affiliated with, any utility in the States of Indiana, Ohio or Kentucky that competes with Cinergy, its subsidiaries or affiliates, or if a former Director shall refuse a reasonable request from Cinergy, its subsidiaries or affiliates to perform consulting services after he retires from Cinergy's Board of Directors, Cinergy Services' Board of Directors, PSI's Board of Directors or CG&E's Board of Directors, any payments remaining payable to Participant under this Plan shall be forfeited.

14.2     No Right to Continue as a Director

    Nothing in this Plan shall be construed as conferring upon a Participant any right to continue as a member of Cinergy's Board of Directors, Cinergy Services' Board of Directors, PSI's Board of Directors or CG&E's Board of Directors.

14.3     No Right to Corporate Assets

    Nothing in this Plan shall be construed as giving the Participant, any Beneficiary or any other person any equity or interest of any kind in the assets of Cinergy, Cinergy Services, PSI or CG&E or creating a trust of any kind or a fiduciary relationship of any kind between Cinergy, Cinergy Services, PSI or CG&E and any person. As to any claim for payments due under the provisions of the Plan, a Participant, a Beneficiary and any other persons having claim for payments shall be unsecured creditors of Cinergy, Cinergy Services, PSI or CG&E.

14.4     Governing Law

    The Plan shall be construed and administered according to the laws of the State of Delaware to the extent that those laws are not preempted by the laws of the United States of America.

14.5     Headings

    The headings of articles, sections, subsections, paragraphs, or other parts of the Plan are for convenience of reference only and do not define, limit, construe or otherwise affect the Plan's contents.

14.6     Pooling of Interests Accounting

    In the event any action under this Plan would adversely affect the ability of Cinergy to use pooling of interests accounting in a subsequent merger or other corporate transaction, Cinergy's Board of Directors may, in its sole discretion, reverse any such action effective as of the effective date of the action and provide cash or such other substitute compensation as it deems appropriate and as may be necessary to cure the adverse effect on pooling.

                               ARTICLE 15
                             ADMINISTRATION

    Cinergy's Board of Directors shall be responsible for the administration of the Plan. Cinergy's Board of Directors reserves the right to interpret and regulate the Plan, by exercise of discretionary authority, and its interpretation and regulation shall be effective and binding on all parties concerned.

                               ARTICLE 16
                     PAYMENTS UPON CHANGE IN CONTROL

    Notwithstanding anything contained in this Plan to the contrary, following a Change in Control of Cinergy, each Participant (or Beneficiary, if appropriate) shall be entitled to receive a lump sum payment of the actuarial equivalent of benefits accrued and remaining unpaid as of the date of the Change in Control. The lump sum equivalent shall be calculated assuming the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1.

    A "Change in Control" of Cinergy shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

    (1) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Cinergy (not including in the securities beneficially owned by such person any securities acquired directly from Cinergy or its affiliates) representing 50% or more of the combined voting power of Cinergy's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (i) of paragraph
         (2) below; or

    (2) There is consummated a merger or consolidation of Cinergy or any direct or indirect subsidiary of Cinergy with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Cinergy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Cinergy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Cinergy (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of Cinergy (not including in the securities beneficially owned by such person any securities acquired directly from Cinergy or its affiliates other than in connection with the acquisition by Cinergy or its affiliates of a business) representing 25% or more of the combined voting power of Cinergy's then outstanding securities; or

    (3) During any period of two consecutive years, individuals who at the beginning of that period constitute Cinergy's Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Cinergy) whose appointment or election by Cinergy's Board of Directors or nomination for election by Cinergy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of that period or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of Cinergy's Board of Directors; or

    (4) The shareholders of Cinergy approve a plan of complete liquidation or dissolution of Cinergy or there is consummated an agreement for the sale or disposition by Cinergy of all or substantially all of Cinergy's assets, other than a sale or disposition by Cinergy of all or substantially all of Cinergy's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of Cinergy in substantially the same proportions as their ownership of Cinergy immediately prior to such sale.

    Notwithstanding the provisions of Article 13, the provisions of this Article may not be amended by an amendment to the Plan effected within three years following a Change in Control.

                                                      Schedule A



              SCHEDULE OF CALCULATIONS OF ACCRUED BENEFITS
                        FOR CURRENT DIRECTORS



Active Participants as of January 1, 1999



                                        Present Value of Vested
Director's Name                              Accrued Benefit


Armstrong, Neil A.                               $  447,959
Baker, James K.                                  $  304,975
Browning, Michael G.                             $  208,466
Cox, Phillip R.                                  $  128,495
Duberstein, Kenneth M.                           $  212,624
Hillenbrand, John A., II                         $  320,212
Juilfs, George C.                                $  365,159
Perelman, Melvin                                 $  384,397
Petry, Thomas E.                                 $  288,570
Schiff, John J., Jr.                             $  278,933
Sharp, Philip R.                                 $  110,132
Smith, Van P.                                    $  304,975
Taft, Dudley S.                                  $  301,793
Waddell, Oliver W.                               $  253,555

   Total                                         $3,910,245




ASSUMPTIONS
Discount rate           6.00%
Mortality               None
Increase rate           5.00%